Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES $100 MILLION INCREASE TO ITS STOCK REPURCHASE PROGRAM

CARPINTERIA, Calif. – Aug. 1, 2007 – CKE Restaurants, Inc. (NYSE: CKR) announced today that its Board of Directors has authorized a further expansion of its stock repurchase program, raising the Company’s repurchase authority under its stock repurchase program by an additional $100 million, for a new limit of $350 million. The Company’s stock repurchase program was initially put into effect on April 13, 2004, with a limit of $20 million, which the Board increased to $50 million on July 24, 2006, to $100 million on Oct. 11, 2006, to $150 million on Jan. 10, 2007, to $200 million on Jan. 23, 2007 and to $250 million on April 10, 2007. The Company has currently utilized approximately $210 million under this program, leaving a balance available for future repurchases of approximately $140 million.

The Company may make repurchases from time to time in the open market or in privately negotiated transactions in compliance with Securities and Exchange Commission Guidelines. As part of this repurchase program, the Company currently has a $5 million per quarter non-discretionary Rule 10(b)5-1 program in place.

“Our share repurchase and quarterly cash dividend programs have proven to be a very effective means by which we return capital to shareholders,” stated Andrew F. Puzder, the Company’s president and chief executive officer. “We have repurchased more than 11.8 million shares representing approximately 18.4% of our current fully diluted share count. We continue to believe that the repurchase of our shares represents an attractive investment opportunity.”

As of the end of its fiscal 2008 first quarter ended May 21, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,022 franchised, licensed or company-operated restaurants in 43 states and in 13 countries, including 1,101 Carl’s Jr.® restaurants and 1,905 Hardee’s® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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